As filed with the Securities and Exchange Commission on July 14, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

the Securities Act of 1933

8point3 Energy Partners LP

(Exact Name of Registrant as Specified in its Charter)

Delaware	77 Rio Robles San Jose, California 95134	47-3298142
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices) (Zip Code)	(I.R.S. Employer Identification No.)

8point3 General Partner, LLC Long-Term Incentive Plan

(Full title of plan)

Charles D. Boynton

77 Rio Robles

San Jose, California 95134

(408) 240-5500

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Joshua Davidson

Gerald M. Spedale

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana Street

Houston, Texas 77002

(713) 229-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A shares representing limited partner interests	2,000,000	$18.095(2)	$36,190,000(2)	$4,205.28

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional Class A shares as may become issuable pursuant to the adjustment provisions of the 8point3 General Partner, LLC Long-Term Incentive Plan.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act and based on a price of $18.095, which is the average high and low trading prices per Class A shares of 8point3 Energy Partners LP as reported by NASDAQ on July 7, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

8point3 Energy Partners LP (the “Registrant”) will provide all participants in the 8point3 General Partner, LLC Long-Term Incentive Plan (the “Plan”) with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the note to Part I of Form S-8 and Rule 428 of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this registration statement on Form S-8 (this “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are hereby incorporated in this Registration Statement by reference:

•	the Registrant’s prospectus filed pursuant to Rule 424(b) on June 22, 2015 (the “IPO Prospectus”), relating to the Registrant’s Registration Statement on Form S-1 (File No. 333-202634) (the “IPO Registration Statement”);

•	the Registrant’s Current Reports on Form 8-K (File No. 001-37447) filed with the Commission on June 24, 2015 and June 30, 2015; and

•	the description of the Registrant’s Class A shares representing limited partner interests contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-37447) filed with the Commission on June 15, 2015 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating, changing or modifying such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed with the Commission by the Registrant pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Subject to any terms, conditions, or restrictions set forth in the Registrant’s Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”), Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

Section 7.7(a) of the Partnership Agreement provides that the Registrant will indemnify and hold harmless the following persons (each, an “Indemnitee”), in most circumstances, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any such person may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or omitting or refraining to act) in such capacity on behalf of or for the benefit of the Partnership:

•	8point3 General Partner, LLC (the “General Partner”);

•	any departing general partner;

•	any person who is or was an affiliate of the General Partner or any departing general partner;

•	any person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of the Registrant, its subsidiaries, the General Partner or any departing general partner or any of their affiliates;

•	any person who is or was serving at the request of the General Partner or any departing general partner or any of their respective affiliates as a manager, managing member, general partner, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to the Registrant or any of its subsidiaries; and

•	any person the General Partner designates as an indemnitee for purposes of the Partnership Agreement because such person’s status, service or relationship exposes such person to potential claims, demands, suits or proceedings relating to the business and affairs of the Registrant and its subsidiaries.

Any indemnification described above will be made only out of the Registrant’s assets. The General Partner will not be personally liable for such indemnification and will have no obligation to contribute or loan any monies or property to the Registrant to enable the Registrant to effectuate such indemnification.

Section 7.7(b) of the Partnership Agreement states that to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee in appearing at, participating in or defending any claim, demand, action, suit or proceeding will, from time to time, be advanced by the Registrant prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized by Section 7.7 of the Partnership Agreement.

The Registrant may purchase and maintain (or reimburse the General Partner or its affiliates for the cost of) insurance, on behalf of the General Partner, its affiliates, any Indemnitee and such other persons as the General Partner determines, covering liabilities that may be asserted against, or expense that may be incurred by, such persons in connection with the Registrant’s or its affiliates’ activities or such person’s activities on behalf of the Registrant and its affiliates, regardless of whether the Registrant would have the power to indemnify such person against such liability under the Partnership Agreement.

Subject to any terms, conditions or restrictions set forth in the limited liability company agreement, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Under the Amended and Restated Limited Liability Company Agreement of the General Partner (the “LLC Agreement”), in most circumstances, the General Partner will indemnify the following persons, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings (whether civil, criminal, administrative or investigative), and including appeals, in which any such person may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or omitting or refraining to act) in such capacity:

•	8point3 Holding Company, LLC (“Holdings”), the sole member of the General Partner;

•	any person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of the Registrant, its subsidiaries, the General Partner, or Holdings or any of their affiliates;

•	any person who is or was serving at the request of Holdings, the General Partner, the Registrant or its subsidiaries as a manager, managing member, general partner, director, officer, fiduciary or trustee of another person owing a fiduciary duty to Holdings, the General Partner, the Registrant or any of its subsidiaries;

•	any member of Holdings; and

•	any person the Board of Directors of the General Partner designates as an indemnitee for purposes of the LLC Agreement.

The General Partner may purchase insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the General Partner or any of its affiliates.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit List.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on July 14, 2015.

8POINT3 ENERGY PARTNERS LP

By:	8point3 General Partner LLC, its general partner

By:	/s/ Charles D. Boynton
	Name:	Charles D. Boynton
	Title:	Chairman of the Board, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below appoints Charles D. Boynton and Mark R. Widmar, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated below on July 14, 2015.

Name	Title

/s/ Charles D. Boynton Charles D. Boynton	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Mark R. Widmar Mark R. Widmar	Chief Financial Officer and Director (Principal Financial Officer)

/s/ Mandy Yang Mandy Yang	Chief Accounting Officer (Principal Accounting Officer)

/s/ Joseph G. Kishkill Joseph G. Kishkill	Director

/s/ Ty P. Daul Ty P. Daul	Director

/s/ Thomas C. O’Connor Thomas C. O’Connor	Director

/s/ Norman J. Szydlowski Norman J. Szydlowski	Director

/s/ Michael W. Yackira Michael W. Yackira	Director

Exhibit Index

Exhibit No.	Description

4.1*	Certificate of Limited Partnership of 8point3 Energy Partners LP (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement Form S-1 (File No. 333-202634), filed on March 10, 2015)

4.2*	Amended and Restated Agreement of Limited Partnership of 8point3 Energy Partners LP (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-37447), filed on June 30, 2015)

4.3*	8point3 General Partner, LLC Long-Term Incentive Plan (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K (File No. 001-37447), filed on June 30, 2015)

4.4	Form of Director Unrestricted Share Agreement

5.1	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered

23.1	Consent of Ernst & Young LLP with respect to the Combined Carve-out Financial Statements of Select Project Entities and Leases of SunPower Corporation (Predecessor)

23.2	Consent of PricewaterhouseCoopers LLP with respect to the audited financial information of First Solar’s interest in the combined entities

23.3	Consent of Frazier & Deeter, LLC

23.4	Consent of PricewaterhouseCoopers LLP with respect to the audited financial information of 8point3 Energy Partners LP

23.5	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereof)

*	Incorporated by reference as indicated.